AGREEMENT AND PLAN OF MERGER

among

KENEXA CORPORATION,

STRIPER MERGER SUB, INC.,

OUTSTART, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Securityholder Representative

Dated as of January 31, 2012

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 31, 2012 (this “Agreement”), is among (i) Kenexa Corporation, a Pennsylvania corporation (the “Acquiror”), (ii) Striper Merger Sub, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Acquiror (“Merger Sub”), (iii) OutStart, Inc., a Delaware corporation (the “Company”), and (iv) Shareholder Representative Services LLC, in its capacity as the Securityholder Representative.

RECITALS

WHEREAS, the Acquiror, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended from time to time (“Delaware Law”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the stockholders of the Company;

WHEREAS, the Boards of Directors of the Acquiror and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Acquiror, Merger Sub and the sole stockholder of Merger Sub;

WHEREAS, the Securityholder Representative, the Acquiror and the Escrow Agent shall enter into an Escrow Agreement to be effective at, and subject to the occurrence of, the Effective Time; and

WHEREAS, the Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

      Section 1.1   Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Acquiror Indemnified Parties” means Acquiror, Merger Sub, the Surviving Corporation and their Affiliates, and the respective representatives, successors and assigns of each of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Aggregate Upfront Merger Consideration” means an amount equal to (A) the Net Merger Consideration minus (B) the Aggregate Warrant Exercise Amount minus (C) the Escrow Amount minus (D) the Securityholders’ Expense Amount.

“Aggregate Option Exercise Amount” means an amount equal to the aggregate amount of the exercise prices of all Vested Options outstanding as of the Effective Time.

“Aggregate Warrant Exercise Amount” means an amount equal to (i) if the Series D Warrant is a Company Warrant outstanding as of the Effective Time, the aggregate exercise price of the Series D Warrant and (ii) otherwise, zero ($0).

“As-Converted Cash Consideration per Share” means an amount, rounded to six decimal places, equal to (i) the greater of (A) Net Merger Consideration minus the Preference Amount (which, for this purpose, shall include the Warrant Preference Amount) minus the Minimum Common Stock Payment and (B) zero, divided by (ii) the Fully Diluted Shares Outstanding.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter” means the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended and in effect.

“Company Common Stock” means the common stock of the Company, par value $.001 per share.

“Company Equity Incentive Plans” means the Company’s 2010 Stock Option and Grant Plan and the Company’s 2000 Equity Incentive Plan, each as amended and in effect.

“Company Indemnified Parties” means the Securityholders and their Affiliates, and the respective representatives, successors and assigns of each of the foregoing.

“Company Stock” means the Preferred Stock and the Company Common Stock.

“Company Warrant” means the Series D Warrant if (and only if) the per share exercise price thereof exceeds the consideration payable in respect of a share of Series D Preferred Stock pursuant to Section 2.6(c) hereof.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Current Assets” means and includes all current assets of the Company, calculated in accordance with GAAP, plus the outstanding amount (including principal and interest) of any note issued by a Stockholder to the Company.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction.

“Environmental Laws” means any Laws of any Governmental Authority relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Environmental Permits” means all Permits under any Environmental Law.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common Control with the Company and is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Acquiror, the Securityholder Representative and the Escrow Agent, in the form of Exhibit A.

“Escrow Amount” means cash in the amount of $4,250,000.

“Escrow Percentage” means, with respect to each Securityholder, the percentage set forth opposite such Securityholder’s name on the Allocation Schedule under the heading “Escrow Percentage,” which percentage is equal to (i) the proceeds payable to such Securityholder pursuant to Section 2.6(c)(i), Section 2.7(a) and Section 2.8(a)(i) divided by (ii) the Aggregate Upfront Merger Consideration.

“Estimated Working Capital” means the Net Working Capital of the Company and its Subsidiaries as of the close of business on January 10, 2012.

“Excluded Representations” means the representations and warranties set forth in Section 3.4 (Capitalization) and Section 3.14 (Taxes).

“Fully Diluted Shares Outstanding” means the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (B) the number of shares of Company Common Stock issuable upon conversion of all issued and outstanding shares of Preferred Stock plus (C) the number of shares of Company Common Stock issuable upon conversion of the Preferred Stock issuable upon exercise of the Company Warrant plus (D) the number of shares of Company Common Stock issuable upon exercise of all Vested Options outstanding as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles and practices, applied on a basis consistent with the accounting practices, policies and methodologies used by the Company in the preparation of the Base Balance Sheet.

“Governmental Authority” means any United States or foreign federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or arbitral or judicial body.

“Hazardous Substances” means: (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Immediate Family” of a Person means such Person’s spouse, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication, any obligations of the Company or any of its Subsidiaries (i) to third parties for borrowed money (specifically excluding trade payables and accrued expenses incurred in the ordinary course of business), (ii) evidenced by any note, bond, debenture or other debt security, (iii) under outstanding letters of credit, (iv) under terms that are or should be, in accordance with GAAP, recorded as capital leases, and (v) with respect to any prepayment penalties and any accrued interest on, or in the nature of any guarantees of, the obligations set forth in clauses (i)–(iv) above.

       “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents, patent applications and patent disclosures, together with all reissuances, continuations in part, revisions, extensions and reexaminations (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); and (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”).

“Knowledge of the Company” or “Company’s Knowledge” or similar expression, means the actual knowledge of each of Massood Zarrabian and Robert Lubash, in each case, after his reasonable inquiry of the employees and/or consultants of the Company materially involved with respect to, or otherwise responsible for, the matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change or effect that is or would reasonably be expected to be materially adverse to (a) the business, operations, assets, financial condition, results of operations or liabilities of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes or conditions generally affecting the industry in which the Company or any of its Subsidiaries operates, (ii) changes in economic, capital market, regulatory or political conditions generally, (iii) the announcement or pendency of the transactions contemplated herein (including, without limitation, any cancellation of any marketing, partner or similar relationships or any loss of employees), (iv) any failure by the Company to meet any internal projections or forecasts or revenue or earnings predictions for any past, current or future period in and of itself, (v) any change in Laws or (vi) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism; provided, further, that the changes described in clauses (i), (ii), (v) and (vi) above shall only be disregarded in determining whether there has occurred a Material Adverse Effect to the extent that such changes do not disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size in the industries in which the Company and its Subsidiaries participate.

“Merger Consideration” means cash in the amount of $38,900,000.

“Minimum Common Stock Payment” means (a)(i) the Minimum Common Stock Per Share Amount (as defined in Section A.4(b)(x) of the Company Charter) multiplied by (ii)(A) the number of shares of Company Common Stock issued outstanding as of immediately prior to the Effective Time plus (B) the number of shares of Company Common Stock issuable upon exercise of all Vested Options outstanding as of immediately prior to the Effective Time minus (b) the Aggregate Option Exercise Amount.

“Net Merger Consideration” means an amount equal to the (i) Merger Consideration, plus (ii) Aggregate Warrant Exercise Amount, plus (iii) the excess (if any) of the Estimated Working Capital over the Target Net Working Capital, minus (iv) the Transaction Expenses minus (v) the Transaction Bonuses.

“Net Working Capital” means Current Assets minus Total Liabilities.

“Open Source Software” means any software that is licensed pursuant to a license recognized as an open source license by the Open Source Initiative.

“Option Per Share Consideration” means, for each Vested Option, (i) the Minimum Common Stock Per Share Amount (as defined in Section A.4(b)(x) of the Company Charter) plus (ii) the As-Converted Cash Consideration per Share minus (iii) the per share exercise price of such Vested Option.

“Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust, estate, governmental entity or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

“Owned Real Property” means all real property owned by the Company, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered into by the Acquiror, the Securityholder Representative and the Escrow Agent, in the form of Exhibit D.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Preference Amount” means (i) with respect to the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, the applicable Senior Liquidation Amount (as set forth in Section A.4(b)(y) of the Company Charter), and (ii) with respect to the Series C Preferred Stock and the Series E Preferred Stock, the applicable Junior Liquidation Amount (as set forth in Section A.4(b)(w) of the Company Charter).

“Preferred Stock” means, collectively, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past two (2) years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than fifteen percent (15%) of the outstanding equity or ownership interests of such specified Person.

“Retention Agreement” means the Retention Agreement dated as of December 20, 2007, by and between the Company and Massood Zarrabian (as amended and in effect).

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Securityholders” means the Stockholders, Warrantholder and Optionholders.

“Securityholders’ Expense Amount” means the amount of one hundred thousand dollars ($100,000).

“Senior Preferred Stock” means, collectively, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock.

“Series A Preferred Stock” means the Company’s Series A Convertible Participating Preferred Stock, par value $.001 per share.

“Series A-1 Preferred Stock” means the Company’s Series A-1 Convertible Participating Preferred Stock, par value $.001 per share.

“Series B Preferred Stock” means the Company’s Series B Convertible Participating Preferred Stock, par value $.001 per share.

“Series C Preferred Stock” means the Company’s Series C Junior Convertible Preferred Stock, par value $.001 per share.

“Series D Preferred Stock” means the Company’s Series D Convertible Participating Preferred Stock, par value $.001 per share.

“Series D Warrant” means the warrant to purchase shares of the Series D Preferred Stock held by Silicon Valley Bank dated November 18, 2004.

“Series E Preferred Stock” means the Company’s Series E Junior Convertible Preferred Stock, par value $.001 per share.

“Stockholder” means any Person that holds Company Stock as of immediately prior to the Effective Time.

“Subsidiary” means, with respect to the Company, any Organization of which more than fifty percent (50%) of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly (e.g., through another Subsidiary), by (a) the Company, (b) the Company and one or more of its Subsidiaries, or (c) one or more Subsidiaries of the Company.  For the avoidance of doubt, a Subsidiary of the Company includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Target Net Working Capital” means an amount equal to Five Hundred Thousand Dollars ($500,000).

“Tax Return” means any return, declaration, report, claim for refund, or information return, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties or additions to tax with respect thereto.

“Total Liabilities” means and include all liabilities of the Company, calculated in accordance with GAAP; provided that Total Liabilities shall not include any (i) Transaction Expenses, (ii) the Transaction Bonuses, (iii) severance obligations of the Company or its Subsidiaries or (iv) deferred revenue of the Company or its Subsidiaries (determined in accordance with GAAP).

“Transaction Bonus Documents” means (a) the OutStart, Inc. Management Incentive Plan and (b) the Retention Agreement.

“Transaction Bonuses” means the amounts payable pursuant to the Transaction Bonus Documents.

“Transaction Expenses” means: (i) all legal, financial advisory, investment banking and other fees and expenses incurred by or on behalf of the Company and the Securityholders in connection with the negotiation, preparation and execution of this Agreement and the performance or consummation of the Merger, including any amounts payable to Goodwin Procter  LLP and America’s Growth Capital, LLC; (ii) fifty percent (50%) of the fees payable to Escrow Agent under the Escrow Agreement and the Paying Agent Agreement; and (iii) the employer portion of any Federal Insurance Contributions Act (FICA) Taxes payable by the Company and its Subsidiaries attributable to the Aggregate Option Consideration.  For the avoidance of doubt, the cost of acquiring the D&O Tail pursuant to Section 5.4(b) shall not be a Transaction Expense hereunder.

“Upfront Percentage” means the amount equal to (i) one (1) minus (ii) the percentage obtained by dividing (A) the Escrow Amount plus the Securityholders’ Expense Amount by (B) the Net Merger Consideration minus the Aggregate Warrant Exercise Amount.

“Vested Options” means, as of the Closing Date, all outstanding vested options to purchase shares of the Company Common Stock (after giving effect to any vesting acceleration provisions) that have an exercise price less than the sum of (i) the Minimum Common Stock Per Share Amount (as defined in Section A.4(b)(x) of the Company Charter) and (ii) the As-Converted Cash Consideration per Share.

“Warrant Preference Amount” means (i) if the Series D Warrant is a Company Warrant, $53,997.76 and (ii) otherwise, zero ($0.00).

Section 1.2     Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
280G Stockholder Approval	Section 3.10(g)
Acceptable Confidentiality Agreement	Section 5.2(c)
Acquiror	Preamble
Acquiror Indemnification Claim	Section 8.4
Acquiror Indemnified Parties	Section 8.2
Acquiror Plans	Section 5.5
Acquisition Proposal	Section 5.2
Acquisition Transaction	Section 5.2
Aggregate Option Consideration	Section 2.8(a)
Agreement	Preamble
Allocation Schedule	Section 2.6(c)
Base Balance Sheet	Section 3.6(a)(ii)
Base Balance Sheet Date	Section 3.6(a)(ii)
Basic Expiration Date	Section 8.1
CERCLA	Section 1.1
Certificate of Merger	Section 2.2(b)
Claim Notice	Section 2.12(g)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Payment Schedule	Section 2.13
Closing Statement	Section 2.15(a)
Closing Working Capital	Section 2.15(a)
Company	Preamble
Company Board	Recitals
Company Employee Programs	Section 3.10(a)
Company Indemnified Parties	Section 8.3

Company Registered IP	Section 3.14(a)
Company Stock Certificate	Section 2.6(c)
Copyrights	Section 1.1
Counsel	Section 5.6
Covenant Survival Expiration Dates	Section 8.1
Covered Employees	Section 5.5
D&O Tail	Section 5.4(b)
Delaware Law	Recitals
Disclosure Schedules	ARTICLE III
Dispute Notice	Section 2.15(b)
Dissenting Shares	Section 2.11(a)
Effective Time	Section 2.2(b)
Employee Program	Section 3.10(h)(i)
ERISA	Section 3.10(h)(ii)
Escrow Fund	Section 2.9(i)
Extended Survival Expiration Date	Section 8.1
Financial Statements	Section 3.6(a)
Foreign Company Employee Programs	Section 3.10(f)
Inbound License Agreements	Section 3.14(e)
Indemnified Party	Section 8.5(a)
Indemnifying Party	Section 8.5(a)
Insured Party	Section 5.4(a)
Letter of Transmittal	Section 2.9(c)
Losses	Section 8.2
Marks	Section 1.1
Material Contracts	Section 3.17
Material Customer	Section 3.18
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(h)(iv)
Notices	Section 10.5
Neutral Auditor	Section 2.15(b)
Option Payment Fund	Section 2.9(b)
Optionholder	Section 2.8(a)
Outside Date	Section 5.7
Patents	Section 1.1
Pay-Off Letter	Section 7.3(e)
Payment Fund	Section 2.9(a)
Permits	Section 3.8(b)
Permitted Encumbrances	Section 3.12(a)
Pre-Closing Tax Returns	Section 6.4
Representative Losses	Section 2.12(d)
Requisite Stockholder Consent	Section 5.7
Section 280G Payments	Section 3.10(g)
Securityholder Representative	Section 2.12(a)
Seller Tax Contest	Section 6.3

Senior Preferred Supermajority	Section 2.12(c)
Stockholders	Section 2.6(c)
Straddle Period	Section 6.2
Superior Proposal	Section 5.2
Survival Expiration Date	Section 8.1
Surviving Corporation	Section 2.1
Third Party Claim	Section 8.5(a)
Third Party IP	Section 3.14(e)
Threshold	Section 8.6(a)
Trade Secrets	Section 1.1
Warrant Consideration	Section 2.7
Warrantholder	Section 2.7

ARTICLE II
THE MERGER

Section 2.1     The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Delaware Law, Merger Sub shall be merged with and into the Company pursuant to which (i) the separate corporate existence of Merger Sub shall cease, (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as an indirect, wholly owned Subsidiary of the Acquiror and (iii) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2     Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter  LLP, Exchange Place, 53 State Street, Boston, MA 02109, at 10:00 A.M., eastern standard time, as promptly as practicable (but in no event later than the second (2nd) Business Day after all of the conditions set forth in ARTICLE VII (other than conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, or at such other place or at such other time or on such other date as the Company and the Acquiror mutually agree.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b) On the Closing Date, the parties shall cause a certificate of merger in the form attached as Exhibit B to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3     Effects of the Merger.  The Merger shall have the effects provided for herein and in the applicable provisions of Delaware Law.

Section 2.4     Certificate of Incorporation and Bylaws.  From and after the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, except that such certificate of incorporation shall be amended at the Effective Time to provide that the Surviving Corporation’s name shall be “Kenexa Learning Inc.”  Immediately following the Effective Time, the board of directors of the Surviving Corporation shall adopt the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, to be its bylaws until amended in accordance with the provisions thereof and applicable Law, except that such bylaws shall be amended at the Effective Time to provide that the Surviving Corporation’s name shall be “Kenexa Learning Inc.”

Section 2.5     Directors; Officers.  From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation, death or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation, death or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6     Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Stockholders or the holders of any shares of capital stock of Merger Sub:

  (a) Merger Sub Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        (b) Stock Owned by Acquiror or Merger Sub.  Each share of Company Stock that is owned by the Acquiror, by Merger Sub, or by any other wholly-owned Subsidiary of Acquiror, shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

        (c) Company Stock.  The shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a Person (any such Person, a “Stockholder”) (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part such Stockholder, be converted into the right to receive (i) the amount in cash set forth opposite such Stockholder’s name on the Allocation Schedule attached as Exhibit C hereto (the “Allocation Schedule”) under the heading “Consideration at Closing,” which such amount is equal to (A) the amount such Stockholder would be entitled to receive in respect of such Stockholder’s Company Stock if an amount equal to (x) the Net Merger Consideration minus (y) the Aggregate Option Consideration minus (z) the Warrant Consideration were distributed in a liquidation of the Company pursuant to Section A.4(b) of the Company Charter multiplied by (B) the Upfront Percentage plus (ii) any portion of the Merger Consideration that may be payable in respect of such Company Stock pursuant to Section 2.14, Section 2.15(c), the Escrow Agreement or ARTICLE VIII upon the terms and subject to the conditions set forth herein and therein.  As of the Effective Time, all Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a stock certificate which immediately prior to the Effective Time represented any such shares of Company Stock (a “Company Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Company Stock Certificate or the delivery of an affidavit as described in Section 2.9(e), the cash consideration as set forth herein.

Section 2.7     Company Warrant.
  At the Effective Time, if any Company Warrant is then outstanding, such Company Warrant shall entitle the holder thereof (the “Warrantholder”) to receive, in respect of and in consideration for the cancellation of such Company Warrant, an amount equal to (a) the Upfront Percentage multiplied by (i)(A) the Warrant Preference Amount multiplied by (B) the total number of shares of Preferred Stock subject to such Company Warrant, plus (ii)(A) the As-Converted Cash Consideration per Share multiplied by (B) the total number of shares of Company Common Stock into which the shares of Preferred Stock subject to such Company Warrant may be converted, minus (iii) the aggregate exercise price of such Company Warrant, in all cases, without any interest thereon plus (b) any portion of the Merger Consideration that may be payable in respect of such Company Warrant pursuant to Section 2.14, Section 2.15(c), the Escrow Agreement or ARTICLE VIII upon the terms and subject to the conditions set forth herein and therein (the “Warrant Consideration”).  For the avoidance of doubt, if any Company Warrant is exercised for its underlying shares of Preferred Stock prior to the Effective Time, then the holder of such Company Warrant shall receive, in respect of each such underlying share, the consideration to which it is entitled pursuant to Section 2.6(c) as a holder of Company Stock hereunder and the provisions of this Section 2.7 shall be of no further force or effect.  If the Series D Warrant is not a Company Warrant, prior to the Effective Time, the Company shall terminate the Series D Warrant, without consideration, and the Series D Warrant shall cease to be exercisable for any shares of Company Stock.

Section 2.8     Company Stock Options.

(a) At the Effective Time, each Vested Option shall entitle the holder thereof (each, an “Optionholder”) to receive, in respect of and in consideration for the cancellation of such Vested Option, an amount equal to (i) the Upfront Percentage multiplied by the Option Per Share Consideration for such Vested Option multiplied by the number of shares of Company Common Stock issuable upon exercise of such Vested Option plus (ii) any portion of the Merger Consideration that may be payable in respect of such Vested Option pursuant to Section 2.14, Section 2.15(c), the Escrow Agreement or ARTICLE VIII upon the terms and subject to the conditions set forth herein and therein (the aggregate amount payable in respect of all Vested Options pursuant to this Section 2.8(a), the “Aggregate Option Consideration”).

(b) Prior to the Effective Time, the Company shall terminate (i) each outstanding Vested Option in exchange for the right to receive the consideration payable in respect of such Vested Option pursuant to Section 2.8(a), (ii) each option to purchase Company Stock that is not a Vested Option, without consideration, and (iii) the Company Equity Incentive Plans, in each case, effective as of the Effective Time.  From and after the Effective Time, each option to purchase Company Stock shall cease to be exercisable for shares of Company Stock.

Section 2.9     Payment to Securityholders; Indebtedness; Escrow.

(a) At the Effective Time, the Acquiror shall deposit into a designated account for the benefit of the Stockholders and Warrantholder maintained by the Escrow Agent pursuant to the Paying Agent Agreement, for payment in accordance with Section 2.6(c) and Section 2.7, cash in an amount equal to (i) the Aggregate Upfront Merger Consideration minus (ii) the Aggregate Option Consideration payable pursuant to Section 2.8(a)(i) (the “Payment Fund”).  The Escrow Agent shall serve as the paying agent for Stockholders and the Warrantholder in connection with the Merger, and accordingly, the Acquiror shall, pursuant to irrevocable instructions, cause the Escrow Agent to make the payments provided for in Section 2.6(c) and Section 2.7 out of the Payment Fund pursuant to the Paying Agent Agreement.  The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.  The Payment Fund (and any other payments by Acquiror to the Stockholders and Warrantholder under this Agreement) shall be paid to the Escrow Agent for distribution to the Stockholders and Warrantholder in accordance with the Paying Agent Agreement.

(b) At the Effective Time, the Acquiror shall deposit with the payroll provider for the Surviving Corporation, for payment to the Optionholders in accordance with Section 2.8(a), cash in an amount equal to the Aggregate Option Consideration payable pursuant to Section 2.8(a)(i) (the “Option Payment Fund”).  The Surviving Corporation shall serve as the paying agent for the Optionholders in connection with the Merger, and accordingly, the Acquiror shall cause the Surviving Corporation to make the payments provided for in Section 2.8(a) (through its payroll provider) out of the Option Payment Fund.  The Option Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(c) On or promptly following the Effective Time but in any event no later than one Business Day after the Effective Time, Acquiror shall (or shall cause the Escrow Agent to) mail a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”) to each Stockholder at the address set forth opposite each such Stockholder’s name on Schedule 2.9(b).  Following the Effective Time, each Stockholder may surrender or cause to be surrendered to the Escrow Agent such Stockholder’s original Company Stock Certificates evidencing all of the Company Stock held by such Stockholder for cancellation, together with a duly completed and validly executed Letter of Transmittal.  Upon the surrender of a Company Stock Certificate (or compliance with Section 2.9(e) hereof) for cancellation to the Escrow Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto (together with any other documentations required by the Letter of Transmittal), the holder of such Company Stock Certificate shall be entitled to receive from the Payment Fund in exchange therefor, the amount equal to the cash consideration to which such holder is then entitled pursuant to Section 2.6(c) hereof (subject to applicable withholding tax), and the Company Stock Certificate so surrendered shall be cancelled.  Until surrendered as contemplated by this Section 2.9(c), each Company Stock Certificate shall at any time after the Effective Time represent solely the right to receive upon such surrender the consideration payable in respect of the shares of Company Stock represented thereby as contemplated by this Section 2.9(c).  No interest will be paid or accrued on the consideration payable upon the surrender of the Company Stock Certificates.  If payment is to be made to a person other than the person in whose name the Company Stock Certificate surrendered is registered, it shall be a condition of payment that the Company Stock Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Escrow Agent with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Company Stock Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(d) On or promptly following the Effective Time but in any event no later than one Business Day after the Effective Time, Acquiror shall (or shall cause the Escrow Agent to) mail a Letter of Transmittal to the Warrantholder at the address set forth in the Company Warrant.  Following the Effective Time, the Warrantholder may surrender or cause to be surrendered to the Escrow Agent its original Company Warrant, together with a duly completed and validly executed Letter of Transmittal.  Upon the surrender of the Company Warrant (or compliance with Section 2.9(e) hereof) for cancellation to the Escrow Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto (together with any other documentations required by the Letter of Transmittal), the Warrantholder shall be entitled to receive from the Payment Fund in exchange therefor, the amount equal to the cash consideration to which the Warrantholder is then entitled pursuant to Section 2.7 hereof (subject to applicable withholding tax), and the Company Warrant so surrendered shall be cancelled.  No interest will be paid or accrued on the consideration payable upon the surrender of the Company Warrant.  If payment is to be made to a person other than the person in whose name any Company Warrant surrendered is registered, it shall be a condition of payment that the Company Warrant so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Company, prior to the Effective Time, and the Surviving Corporation, after the Effective Time, with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Company Warrant surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(e) If any Company Stock Certificate or any Company Warrant, as the case may be, shall have been lost, stolen or destroyed, the Escrow Agent may, in its discretion and as a condition precedent to the payment of any consideration with respect to the shares of Company Stock previously represented by such Company Stock Certificate or previously entitled to be purchased pursuant to such Company Warrant, require the owner of such lost, stolen or destroyed Company Stock Certificate or Company Warrant to provide an appropriate affidavit of loss (in such form as the Escrow Agent may reasonably direct) with respect to such Company Stock Certificate or Company Warrant, as applicable.

(f) To the extent permitted by applicable law, none of the Acquiror, Merger Sub, the Company or the Surviving Corporation shall be liable to any Person in respect of any consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Company Stock Certificate shall not have been surrendered prior to twelve (12) months after the Effective Time, any such shares, cash, dividends or distributions in respect of such Company Stock Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company.  If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration, as provided in this ARTICLE II, subject to applicable law in the case of Dissenting Shares.

(h) On the Closing Date, the Acquiror shall cause to be delivered to Silicon Valley Bank a cash payment in the amount required to satisfy all of the Company’s Indebtedness to Silicon Valley Bank as of the Closing Date, as set forth in the Pay-Off Letter.

(i) Escrow Fund.

              (i) At the Effective Time, the Acquiror shall cause to be delivered to the Escrow Agent an amount of cash equal to the Escrow Amount, such deposit to constitute the escrow fund to satisfy the indemnity obligations of the Securityholders as provided in ARTICLE VIII (the “Escrow Fund”).  The Escrow Fund shall be governed by the terms of the Escrow Agreement.  Each Securityholder’s Escrow Percentage of the Escrow Amount (including any interest or other income earned thereon) as may be ultimately released and distributed to the Securityholders shall be set forth on an allocation schedule to the Escrow Agreement.

              (ii) With respect to the portion of the Escrow Fund allocable to the Stockholders and the Warrantholder, Acquiror shall be treated as the owner of such portion of the Escrow Fund, and all interest and earnings earned from the investment and reinvestment of such portion of the Escrow Fund, or any portion thereof, shall be allocable to Acquiror pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8.  If and to the extent any amount of such portion of the Escrow Fund is actually distributed to the Stockholders or Warrantholder, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code.  In no event shall the total amount of such portion of the Escrow Fund and any interest and earnings earned thereon paid to the Stockholders and Warrantholder under this Agreement exceed $4,657,749.39.  The preceding sentence is intended to ensure that the right of the Stockholders or Warrantholder to such portion of the Escrow Fund and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder.  If and to the extent any portion of the Escrow Fund or earnings earned from the investment or reinvestment of the Escrow Fund is actually distributed to the Optionholders, such amount shall be treated as compensation paid to the Optionholders at the time of payment.  All parties hereto shall file all Tax Returns consistently with the foregoing provisions of this Section 2.9(i).

Section 2.10   Withholding Rights.  Each of the Escrow Agent, the Company, the Surviving Corporation and the Acquiror, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under the Code or any provision of United States federal, state or local tax laws (after providing notice to, and consulting with, the Securityholder Representative).  To the extent that amounts are so withheld, such withheld amounts shall be (i) remitted by the Escrow Agent, the Company, the Surviving Corporation, or the Acquiror, as the case may be, to the applicable Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.11   Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (“Dissenting Shares”) shall not be converted into or represent a right to receive the consideration for Company Stock set forth in Section 2.6(c) hereof (and subject to the provisions of ARTICLE VIII hereof), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.  The Escrow Agent shall promptly remit to the Acquiror, and the Acquiror shall be entitled to retain, any such consideration not paid on account of such Dissenting Shares pending resolution of the claims of the holders thereof, and the Securityholders will not be entitled to any portion thereof.

(b) Notwithstanding the provisions of Section 2.11(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Stock, as applicable, set forth in Section 2.6(c) hereof, without interest thereon, and subject to the provisions of ARTICLE VIII, upon surrender of the certificate representing such shares.

(c) The Acquiror shall give the Securityholder Representative prompt notice of any written notice of intent to demand appraisal under Delaware Law or other applicable Law or demand for appraisal under Delaware Law or other applicable Law received by the Acquiror.  The Acquiror shall not, except with the prior written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned), or as otherwise required under Delaware Law, voluntarily make any payment with respect to any such notices or demands or offer to settle or settle any such notices or demands and shall not use an estimate of fair value in an amount greater than the consideration that would be payable in respect of such shares pursuant to Section 2.6(c) in any offer of payment; provided, that the consent of the Securityholder Representative shall not be required if Acquiror has irrevocably waived the rights of the Acquiror Indemnified Parties to indemnification in respect of such payment or settlement.

Section 2.12   Securityholder Representative.

(a) Shareholder Representative Services LLC has been designated as the representative of the Securityholders and their attorney-in-fact (the “Securityholder Representative”), with full power of substitution to act on behalf of the Securityholders (only with respect to their interests as Securityholders) to the extent and in the manner set forth in this Agreement and the Escrow Agreement but not with respect to any amendments to this Agreement or the Escrow Agreement.  The Company has designated the Securityholder Representative as the representative of the Securityholders for purposes of this Agreement and the Escrow Agreement, and approval of this Agreement and the Merger by such holders shall constitute ratification and approval of such designation on the terms set forth herein.  All decisions, actions, consents and instructions by the Securityholder Representative with respect to this Agreement and the Escrow Agreement (but not with respect to any amendments hereto or thereto) shall be binding upon all of the Securityholders with respect to their interests as Securityholders, and no such Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same.  The Surviving Corporation and the Acquiror shall be entitled to conclusively rely upon, without independent inquiry, verification or investigation, any such decision, action, consent or instruction of the Securityholder Representative as being the decision, action, consent or instruction of the Securityholders, and the Acquiror and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(b) By way of amplification and not limitation, as Securityholder Representative, the Securityholder Representative shall be authorized and empowered, as agent of and on behalf of all Securityholders (only with respect to their interests as Securityholders): (i) to give and receive notices and communications as provided herein, to object to any Acquiror Indemnification Claims; (ii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims or Losses; (iii) to waive after the Effective Time any breach or default of the Acquiror or Merger Sub of any obligation to be performed by it under this Agreement; (iv) to receive service of process on behalf of each Securityholder in connection with any claims against such Securityholders arising under or in connection with this Agreement, any document or instrument provided for hereby or any of the transactions contemplated hereby or under the Escrow Agreement; and (v) to take all other actions that are either (A) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Securityholders.

(c) The Securityholder Representative may resign at any time, and in the event of the resignation of the Securityholder Representative, a new Securityholder Representative shall be appointed by the vote or written consent of the holders of at least seventy-three percent (73%) of the Senior Preferred Stock outstanding as of immediately prior to the Effective Time, voting together on an as-converted basis (a “Senior Preferred Supermajority”).  Notice of such vote or a copy of the written consent appointing such new Securityholder Representative shall be sent to the Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent and the date such consent is received by the Acquiror and, after the Effective Time, the Surviving Corporation; provided that until such notice is received, the Acquiror, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Securityholder Representative as described in Section 2.12(a).  All fees and expenses incurred by the Securityholder Representative in performing its duties hereunder (including legal fees and expenses related thereto) and any indemnification in favor of the Securityholder Representative shall be borne by the Securityholders (other than holders of Dissenting Shares) pro rata in accordance with their respective Escrow Percentages.

(d) In dealing with this Agreement and any notice, instrument, agreement or document relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Securityholder Representative hereunder or thereunder, (i) the Securityholder Representative and its agents, counsel, accountants and other representatives shall not assume any, and shall not incur any, responsibility or liability whatsoever (in each case, to the extent permitted by applicable Law), to any Securityholder, the Acquiror, the Company, Merger Sub or the Surviving Corporation, including, without limitation, by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence, willful misconduct or fraud, and (ii) the Securityholder Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Securityholder Representative pursuant to such advice shall in no event subject the Securityholder Representative to liability to any Securityholder of the Company, the Acquiror, the Company, Merger Sub or the Surviving Corporation.  The Securityholders shall, on a pro rata basis (based on each such Securityholder’s Escrow Percentage), indemnify and hold harmless the Securityholder Representative from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Representative Losses”), arising out of and in connection with its activities as the Securityholder Representative under this Agreement, the Escrow Agreement or otherwise, in each case, as such Representative Loss is incurred or suffered; provided, that to the extent it is finally adjudicated that a Representative Loss or any portion thereof was caused by the gross negligence, willful misconduct or fraud of the Securityholder Representative, the Securityholders will not be required to so indemnify the Securityholder Representative with respect to such Representative Loss or portion thereof and the Securityholder Representative will reimburse the Securityholders the amount of such Representative Loss to the extent already indemnified.  If not paid directly to the Securityholder Representative by the Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from (x) the funds in the Securityholders’ Expense Amount and (y) if (and only if) the Securityholders’ Expense Amount has been exhausted, the amounts in the Escrow Fund otherwise distributable to the Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Securityholder Representative to the Escrow Agent; provided, that while this Section 2.12 allows the Securityholder Representative to be paid from the Securityholders’ Expense Amount and the Escrow Fund, the Securityholders shall not be relieved from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor shall the Securityholder Representative be prevented from seeking any remedies available to it at law or otherwise.

(e) The grant of authority provided for in this Section 2.12 (i) is coupled with an interest and is being granted, in part, as an inducement to the Acquiror and Merger Sub to enter into this Agreement and the Escrow Agreement, and shall be irrevocable and survive the dissolution, liquidation or bankruptcy of the Company or the death, incompetency, liquidation or bankruptcy of any Securityholders, shall be binding on any successor thereto and (ii) shall survive the assignment by any Securityholders of the whole or any portion of his interest in the Escrow Fund.

(f) In connection with the performance of its obligations hereunder, the Securityholder Representative shall have the right, at any time and from time to time to select and engage, at the cost and expense of the Securityholders (as contemplated by Section 2.12(c)), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as it may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(g) All of the rights, immunities and powers granted to the Securityholder Representative under this Agreement with respect to this Agreement and the Escrow Agreement shall survive the Closing and/or any termination of this Agreement.

(h) Following the delivery of a notice of an Acquiror Indemnification Claim (a “Claim Notice”), the Securityholder Representative and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Acquiror, including but not limited to the individuals responsible for the matters that are the subject of the Claim Notice, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice, in each case, during regular business hours and subject to reasonable prior notice.

Section 2.13   Payments at Closing for Transaction Bonuses and Transaction Expenses.  At least one (1) day prior to the Closing, the Company shall deliver to Acquiror a schedule (the “Closing Payment Schedule”) setting forth the amounts and recipients of (i) the portions of the Transaction Bonuses payable at the Closing and (ii) the Transaction Expenses.  Acquiror and Merger Sub shall cause the amounts set forth on the Closing Payment Schedule, subject to applicable withholding tax, to be paid at the Closing.

Section 2.14   Securityholders’ Expense Amounts.  At the Closing, Acquiror shall deposit cash in an amount equal to the Securityholders’ Expense Amount into an account designated by the Securityholder Representative.  The Securityholders’ Expense Amount shall be held by the Securityholder Representative as agent and for the benefit of the Securityholders in a segregated client account and shall be used to fund directly, or reimburse the Securityholder Representative for, any expenses incurred by the Securityholder Representative in the performance of its duties and obligations hereunder and under the Escrow Agreement.  The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  The Securityholders shall not receive interest or other earnings on the Securityholders’ Expense Amount and the Securityholders irrevocably transfer and assign to the Securityholder Representative any ownership right that they may have in any interest that may accrue on funds held in the Securityholders’ Expense Amount.  The Securityholders acknowledge that the Securityholder Representative is not providing any investment supervision, recommendations or advice.  The Securityholder Representative shall have no responsibility or liability for any loss of principal of the Securityholders’ Expense Amount other than as a result of its gross negligence, willful misconduct or fraud.  The Securityholders’ Expense Amount will be held by the Securityholder Representative until such time as the Securityholder Representative determines, in its sole discretion, that the Securityholders shall have no further expenses to be incurred in connection with the transactions contemplated by this Agreement.  Any portion of the Securityholders’ Expense Amount remaining after such date shall be paid by the Securityholder Representative to the Escrow Agent for further distribution to the Stockholders and Warrantholder pursuant to the Paying Agent Agreement and to the Surviving Corporation for further distribution to the Optionholders, with each such Securityholder receiving its Escrow Percentage of such remaining amounts.  For tax purposes, the Securityholders’ Expense Amount shall be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

Section 2.15   Adjustments to Net Merger Consideration.

(a) Post-Closing Estimate.  Within forty-five (45) days following the Closing Date, the Surviving Corporation shall prepare and deliver to the Securityholder Representative a statement (the “Closing Statement”) setting forth the Surviving Corporation’s calculation of the Net Working Capital of the Company and its Subsidiaries as of the close of business on January 10, 2012, calculated in accordance with GAAP (the “Closing Working Capital”), along with reasonable supporting detail to evidence the Surviving Corporation’s calculations, explanations and assumptions for the calculation of such amounts.

(b) Disputes.  If the Securityholder Representative disagrees with all or any portion of the Closing Statement, the Securityholder Representative shall notify the Surviving Corporation of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement and including a revised version of the Closing Statement (the “Dispute Notice”), within thirty (30) days of its receipt of the Closing Statement.  In the event that the Securityholder Representative does not provide a Dispute Notice within such thirty (30) day period, the Securityholder Representative shall be deemed to have accepted the Closing Statement in its entirety, which shall be final, binding and conclusive for all purposes hereunder.  In the event any such Dispute Notice is provided within such thirty (30) day period, the Surviving Corporation and the Securityholder Representative shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree in writing) to negotiate and resolve any disagreements by the Securityholder Representative set forth in the Dispute Notice.  Acquiror and the Surviving Corporation shall, on a timely basis, provide to the Securityholder Representative and its authorized representatives reasonable access (including electronic access, to the extent available) to all records (and employees of Acquiror and the Surviving Corporation who were involved in the preparation of the Closing Statement, including such access to facilities as is reasonably necessary to have such access to such employees) and the Surviving Corporation’s outside accountants and their work papers and other documents used in preparing the Closing Statement.

If, at the end of such fifteen (15) day period, they do not resolve any such disagreements, then either the Surviving Corporation or the Securityholder Representative shall may elect to refer the dispute, by delivery of written notice to the other, to KPMG LLP (or such other nationally recognized accounting firm that is mutually agreeable to the Acquiror and the Securityholder Representative) to resolve such dispute (the “Neutral Auditor”).  The Neutral Auditor shall be provided with (i) a copy of this Agreement, (ii) the Closing Statement and related supporting detail prepared by the Surviving Corporation and delivered to the Securityholder Representative, (iii) the Dispute Notice and any supporting detail accompanying such Dispute Notice prepared by the Securityholder Representative, and (iv) any information requested by the Neutral Auditor as necessary or appropriate in resolving such dispute.  The Neutral Auditor shall review such statements and, within thirty (30) days of its appointment, shall deliver a revised version of the Closing Statement setting forth its resolution of the dispute, which, absent fraud or manifest error, shall be binding upon the parties; provided, however, that in resolving any disputed item, the Neutral Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party.  The fees and costs of the Neutral Auditor, if one is required, shall be payable (x) by the Securityholder Representative (solely on behalf of the Securityholders, in its capacity as the Securityholder Representative and not in its individual capacity), out of the Escrow Fund, on the one hand and (y) by Acquiror and the Surviving Corporation, on the other hand, on the basis, for each such party, of the ratio of (1) the positive difference between (A) the amount of Net Working Capital submitted by such party to the Neutral Auditor on the Closing Statement or Dispute Notice, as applicable and (B) the Neutral Auditor’s determination of the actual amount of Net Working Capital on the revised version of the Closing Statement delivered by the Neutral Auditor to (2) the difference between each party’s submission of the amount of Net Working Capital as set forth on the Closing Statement or Dispute Notice, as applicable.

(c) Net Working Capital Adjustment.  If the Closing Working Capital as finally determined pursuant to this Section 2.15 is greater than the Estimated Working Capital, Acquiror shall, or shall cause the Surviving Corporation to, promptly (and in any event within five (5) Business Days of the date on which the Closing Working Capital is finally determined pursuant to this Section 2.15) pay to the Escrow Agent, for distribution to the Stockholders and Warrantholder, and to the Surviving Corporation, for distribution to the Optionholders, the remainder of such excess pro rata in accordance with their respective Escrow Percentages.  If the Closing Working Capital as finally determined pursuant to this Section 2.15 is less than the Estimated Working Capital, Acquiror shall be entitled to such shortfall from the Escrow Fund and the Securityholder Representative and Acquiror shall promptly (and in any event within five (5) Business Days of the date on which the Closing Working Capital is finally determined pursuant to this Section 2.15) issue joint written instructions to the Escrow Agent to release from the Escrow Fund an amount equal to such shortfall to Acquiror.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to the Acquiror and Merger Sub as follows:

Section 3.1     Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has heretofore furnished or made available to the Acquiror a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended through the date of this Agreement, of the Company and each of its Subsidiaries, which are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents.  True and complete copies of the stock record books and minute books of the Company have been made available to the Acquiror prior to the date hereof.

Section 3.2     Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; provided that the Requisite Stockholder Consent is required for the Company to consummate the Merger.  The execution and delivery by the Company of this Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board.  Subject to receipt of the Requisite Stockholder Consent, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and upon its execution, the Escrow Agreement will have been, duly executed and delivered by the Company.  This Agreement constitutes, and upon its execution, the Escrow Agreement will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the obligation of the Company to obtain the Requisite Stockholder Consent pursuant to this Agreement, the affirmative votes of (i) the holders of a majority of the outstanding Company Stock (voting together on an as converted to Common Stock basis) and (ii) a Senior Preferred Supermajority are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the Merger.

(c) The Company Board has taken all action necessary to ensure that any restrictions on business combinations contained in Delaware Law (including Section 203 thereof) or any other applicable Law will not apply to the Merger and the other transactions contemplated by this Agreement, including the execution and delivery of the Requisite Stockholder Consent.  No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, or at the Effective Time will be, applicable to the Company, the Company Stock, the Merger or the other transactions contemplated by this Agreement.

Section 3.3     No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

              (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

              (ii) assuming the filings described in (b) below have been made, conflict with or violate in any material respect any Law applicable to the Company or any of its Subsidiaries or by which any material property or material asset of the Company or any of its Subsidiaries is bound or affected; or

              (iii)  result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or require any consent of any Person pursuant to, any Material Contract.

(b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 3.4   Capitalization.  As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 98,021,145 shares of Company Common Stock, of which 4,614,552 shares are issued and outstanding, and (b) 38,021,145 shares of Preferred Stock, of which (i) 5,232,500 of which are designated Series A Preferred Stock, of which 5,202,500 shares are issued and outstanding, (ii) 2,090,000 of which are designated Series A-1 Preferred Stock, all of which are issued and outstanding, (iii) 19,230,566 of which are designated Series B Preferred Stock, of which 19,030,566 shares are issued and outstanding, (iv) 965,000 of which are designated Series C Preferred Stock, all of which are issued and outstanding, (v) 2,460,000 of which are designated Series D Preferred Stock, of which 2,353,554 shares are issued and outstanding, and (v) 8,043,079 of which are designated Series E Preferred Stock, of which 4,243,079 shares are issued and outstanding.

Except for the Company Stock, the Series D Warrant and as set forth in Schedule 3.4, the Company has not issued or agreed to issue any: (A) share of capital stock or other equity or ownership interest; (B) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (C) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (D) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of the Company is duly authorized, validly issued, fully paid and nonassessable.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities Laws.  Except as set forth in Schedule 3.4 and except for rights granted to the Acquiror and Merger Sub under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company.

Section 3.5     Subsidiaries.

  Each of the Company’s Subsidiaries is listed on Schedule 3.5.  The Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of the Company’s Subsidiaries.  Except as set forth on Schedule 3.5, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.

Section 3.6     Financial Statements; No Undisclosed Liabilities; Books and Records.

        (a) The Company has delivered to the Acquiror and Merger Sub true and complete copies of the following financial statements, copies of which are attached hereto as Schedule 3.6(a) (collectively, the “Financial Statements”):
             (i) Audited balance sheets of the Company as of December 31, 2010 and December 31, 2009 and statements of income and retained earnings and statements of cash flows for each of the years then ended; and

              (ii) An unaudited adjusted balance sheet of the Company (the “Base Balance Sheet”) as of September 30, 2011 (the “Base Balance Sheet Date”).

Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the financial condition of the Company and results of the Company’s operations at and for the periods presented.

        (b) No significant control deficiency or material weakness (each, as defined by Statement of Audit Standards No. 115) in the Company’s internal control over financial reporting exists as of the date hereof, or existed during any period reflected in the Financial Statements.

        (c) The Company does not have any Indebtedness, obligations or liabilities of any kind other than those (i) fully reflected in, reserved against or otherwise described in the Base Balance Sheet or the notes thereto, (ii) immaterial to the Company or incurred in the ordinary course of business since the Base Balance Sheet Date, (iii) set forth on Schedule 3.6(c), (iv) of a type not required by GAAP to be set forth on the Base Balance Sheet, (v) the Transaction Bonuses or (vi) Transaction Expenses.

        (d) The books of account and financial records of the Company are true and correct in all material respects.  The Company keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of assets of the Company.

Section 3.7     Absence of Certain Changes or Events.  Except as set forth on Schedule 3.7, from the Base Balance Sheet Date to the date of this Agreement:

 (a) the Company has operated only in the ordinary course of business consistent with past practices;

 (b) there has been no change in the condition, assets or business of the Company, except such changes that have not had, individually or in the aggregate, a Material Adverse Effect;

 (c) the Company has not amended or otherwise changed its certificate of incorporation or bylaws or equivalent organizational documents;

 (d) there has been no reclassification, combination, split, subdivision or redemption, or purchase, directly or indirectly, any of the Company’s capital stock, except for the repurchase of Company capital stock from employees at cost issued under the Company Equity Incentive Plans;

 (e) the Company has not acquired any corporation, partnership, limited liability company or other business organization or any assets having a value in excess of $100,000 or entered into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

 (f) there has been no increase, outside of the ordinary course of business, in the compensation, rate of pay or bonus eligibility of, or benefits made available under any Employee Program maintained by the Company or its Subsidiaries to, any employee of the Company or any of its Subsidiaries;

 (g) the Company has not commenced or settled any Action;

 (h) the Company has not incurred any Indebtedness or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances to any Person (other than advancement of expenses to employees in the ordinary course of business), or in the ordinary course of business consistent with past practice; and

 (i) the Company has not, except for the Merger, adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company.

Section 3.8     Compliance with Law; Permits.

 (a) Each of the Company and its Subsidiaries is in compliance with all Laws applicable to it in all material respects.  Neither the Company nor any of its Subsidiaries has received during the past two (2) years any written notice, order, inquiry, investigation, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in all material respects with any Law applicable to it.

 (b) Schedule 3.8(b) sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”).  Each of the Company and its Subsidiaries is in compliance with all such Permits in all material respects.

Section 3.9     Litigation.

  Except as set forth on Schedule 3.9, as of the date hereof, (i) there is no Action (except for any Actions commenced by Persons other than Governmental Authorities that are not reasonably expected to result in a liability or loss to the Company or its Subsidiaries of more than $25,000 individually or in the aggregate, after giving effect to any losses reasonably expected to be recovered by existing insurance policies) pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, any of its officers or directors (in each case, only in such officer’s or director’s capacity as such) or any Stockholder holding more than ten percent (10%) of the outstanding shares of Company Stock on an as-converted basis (only in such Stockholder’s capacity as such); (ii) there is no Action pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Escrow Agreement; and (iii) there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets or the transactions contemplated by this Agreement or the Escrow Agreement.

Section 3.10   Employee Benefit Programs.

 (a) Schedule 3.10(a) sets forth a true, complete and correct list of each material Employee Program that is maintained by the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability (the “Company Employee Programs”).

 (b)  (i) Each Company Employee Program is, and has been operated in material compliance with applicable laws and regulations and is and has been administered in all material respects in accordance with applicable laws and regulations and with its terms.  (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program.

 (c) Neither the Company nor any ERISA Affiliate maintains any Company Employee Program that is subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan.

 (d) None of the Company Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state or foreign law).

 (e) Each Company Employee Program that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code and applicable guidance thereunder.

 (f) Except as set forth in Schedule 3.10(f), no Company Employee Program is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Employee Program set forth in Schedule 3.10(f), “Foreign Company Employee Programs”).  With respect to any Foreign Company Employee Programs, (i) all Foreign Company Employee Programs have been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and (ii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Company Employee Programs that has not been disclosed on Schedule 3.10(f)(ii).

 (g) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event): (i) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code; or (ii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or a Subsidiary.  Prior to the date hereof, (A) each applicable “disqualified individual” of the Company (within the meaning of Section 280G of the Code) listed on Schedule 3.10(g) has executed a waiver of his or her right to receive or retain any payments or benefits deemed to be contingent on the transactions contemplated by this Agreement to the extent the value of such payments or benefits (determined in a manner consistent with Section 280G of the Code) equals or exceeds three times (3x) such disqualified individual’s “base amount” as defined in Section 280G(b)(3) of the Code and the applicable regulations thereunder and (B) the Company has submitted to the Stockholders for approval by such number of the Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”), such that such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Stockholder Approval”).  A true and correct copy of the 280G Stockholder Approval has been made available to Acquiror.

 (h) For purposes of this section:

              (i) “Employee Program” means: (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors.

              (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

              (iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

              (iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

Section 3.11   Labor and Employment Matters.

 (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries.  To the Company’s Knowledge, there are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries.  There is no, and during the past two (2) years there has not been any, labor dispute, strike, controversy, slowdown, work stoppage or lockout against or affecting the Company or any of its Subsidiaries.

 (b) No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened in writing with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

 (c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor, except as would not have a Material Adverse Effect.  The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

 (d) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

 (e) Schedule 3.11(e) lists the name, title, place of employment and current annual salary rates and/or commissions, of each employee of the Company or any of its Subsidiaries as of the date of this Agreement.  Except as set forth on Schedule 3.11(e) and under applicable Law, the employment of all current employees of the Company is terminable at will by the Company.

Section 3.12   Title to and Condition of Assets.

 (a) The Company and its Subsidiaries have valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Base Balance Sheet or acquired in the ordinary course of business since the Base Balance Sheet Date except those sold or otherwise disposed of since the Base Balance Sheet Date in the ordinary course of business consistent with past practice.  None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for current Taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

 (b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice and are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.

Section 3.13   Real Property.  The Company does not have any Owned Real Property.  Schedule 3.13 sets forth a true and complete list of all Leased Real Property.  The Company has valid and binding leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.  To the Knowledge of the Company, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company or, to the Company’s Knowledge, any other party thereto.  All structures on Leased Real Property are adequately maintained and are in good operating condition and repair, ordinary wear and tear excepted, for the requirements of the business of the Company as currently conducted.

Section 3.14   Intellectual Property.

 (a) Schedule 3.14(a) sets forth true and complete lists of (i) all products and services that are currently sold, licensed, distributed or offered by or for the Company or for which the Company has any support or maintenance obligations, and all products and services of the Company that are currently under development (“Company Products”); and (ii) all Intellectual Property (both registered items and material unregistered items), owned by the Company or purported to be owned by the Company (collectively, “Company IP”), other than the Company’s Trade Secrets.  The Company IP (including the Company’s Trade Secrets) and Third Party IP constitute all of the Intellectual Property material to the conduct of the business of the Company and in Company Products.  To the Knowledge of the Company, each item of registered Company IP (including applications for Patents) is subsisting, valid and enforceable.  Except as set forth on Schedule 3.14(a), the Company has not received any written notice or claim challenging the validity or enforceability of any Company IP or alleging any misuse of such Company IP.  The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company IP, except for any issuances, registrations or applications for any Company IP that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment.  No Company IP has been or is now involved in any interference, reissue, reexamination, opposition, and, except as noted in the preceding sentence, any cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company IP.

 (b) The Company exclusively owns, free and clear of any and all Encumbrances, all Company IP.  The Company has not received any written notice or claim challenging the Company’s ownership of any Company IP.

 (c) The Company has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Company.  The Company has not disclosed, and has no obligation to disclose, to another Person any Trade Secrets of the Company, except pursuant to a confidentiality agreement or undertaking, and, to the Knowledge of the Company, no Person has materially breached any such agreement or undertaking.

 (d) Neither the operation of the business of the Company as currently conducted, nor any Company Products or activity of the Company or any Subsidiary, conflicts with, infringes or misappropriates (i) the Intellectual Property of any other Person other than the rights of any Person under any Patent and (ii) to the Knowledge of the Company, the rights of any Person under any Patent.  No Company IP or, to the Knowledge of the Company, Third Party IP, is subject to any outstanding order, judgment, decree, or stipulation restricting the use or licensing thereof by the Company.  To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Company IP.  The representations and warranties of the Company set forth in this Section 3.14(d) are the only representations and warranties of the Company with respect to the matters set forth in this Section 3.14(d).

 (e) Schedule 3.14(e)(1) sets forth a complete and accurate list of each material item of Intellectual Property owned by a third party that is used in connection with the businesses of the Company as such businesses are currently conducted pursuant to a license, sublicense, agreement or other permission (the “Third Party IP”), other than commercially available “off-the-shelf” standard applications used generally in the Company’s operations and that are licensed for a license fee of no more than $10,000 per license (collectively, the “Inbound License Agreements”), indicating for each such license the title thereof and the parties thereto.  Schedule 3.14(e)(2) of the Disclosure Schedules sets forth a complete and accurate list of all license agreements under which the Company grants to any third party any rights under any Intellectual Property, excluding non-exclusive, end user licenses granted by the Company in the ordinary course of business in substantially Company’s standard forms (which forms have previously been provided or made available to the Acquiror).  The Company has not received written notice of any outstanding or threatened dispute or disagreement with respect to any Inbound License Agreement or any material license agreement under which the Company grants to any third party any rights under any Intellectual Property that could materially affect any of the respective rights and obligations of the parties thereunder.

 (f) Upon the Closing, the Acquiror shall have the same rights and privileges in the material Intellectual Property owned by or licensed to the Company as the Company had in such Intellectual Property prior to the Closing.  The Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations under the Agreement, in material breach of any license or other agreement relating to the Company IP or Company Products.

 (g) With respect to Third Party IP: (i) the license, sublicense, agreement or permission covering such Third Party IP is legal, valid, binding, enforceable and in full force and effect against the Company; (ii) to the Company’s Knowledge, no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iii) to the Company’s Knowledge, no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (iv) the Company has not received written notice that any party to the license, sublicense, agreement or permission intends to cancel, not renew or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder; and (v) the license, sublicense, agreement or permission will not be terminated or cancelled, or the Company's rights thereunder diminished or impaired, or the Company’s obligations thereunder increased, as a result of the transaction contemplated by this Agreement.

 (h) Except as disclosed in Schedule 3.14(h), all of the Company’s software was (i) developed by employees of the Company within the scope of their employment, (ii) developed by independent contractors who have expressly assigned their rights and interest therein to the Company pursuant to written agreements or (iii) otherwise acquired by the Company from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company.  Except as disclosed in Schedule 3.14(h), no Company Products or Company IP use, were developed using, or incorporate, any Open Source Code.

 (i) The Company has taken commercially reasonable steps to ensure that all software used by the Company is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that is intended to be used to access, modify, delete, damage or disable any internal computer systems (including hardware, software, databases and embedded control systems) of the Company.  The source code for the Company Products or any Company IP has not been disclosed to any third parties, and the Company is under no obligation to disclose such source code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, require the disclosure or delivery of source code for the Company Products or any Company IP by the Company or any Person to any other Person.

Section 3.15   Taxes.

 (a) Each of the Company and its Subsidiaries has prepared and timely filed (including extensions) all federal income Tax Returns and all other material Tax Returns required to be filed by it and all such Tax Returns were correct, accurate and complete in all material respects.

 (b) Each of the Company and its Subsidiaries has paid all Taxes due and owing by each of them (whether or not shown on any Tax Return).

 (c) Neither the Company nor any of its Subsidiaries has received written notice from any taxing authority in any jurisdiction in which the Company or a Subsidiary does not file Returns that it is or may be subject to Tax by that jurisdiction.

 (d) Except as set forth in Schedule 3.15(d), neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

 (e) Except as disclosed in Schedule 3.15(e), neither the Company nor any of its Subsidiaries is a party to any Action by any taxing authority, nor does the Company or any of its Subsidiaries have Knowledge of any pending Action by any taxing authority.

 (f) All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.

 (g) There are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

 (h) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent.  Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise (except for any such agreement entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

 (i) Neither the Company nor any of its Subsidiaries has agreed to make any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

 (j) The Company has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a) of the Code.

 (k) The Company has withheld all Taxes required to be withheld from payments made, and has paid such withheld Taxes to the appropriate Tax authority on a timely basis.

 (l) The Company has not engaged in any listed transactions, as such term is defined in Treasury Regulations Section 1.6011-4(b).

 (m) None of the Subsidiaries has filed an election to be treated as other than a corporation pursuant to Treasury Regulations Section 301.7701-3.

 (n) No Subsidiary that is a foreign corporation as defined in Code Section 7701(a)(5) has an investment in U.S. property as defined in Code Section 956.

 (o) The Company will not have an inclusion of income after Closing pursuant to Code Section 951 with respect to income earned prior to Closing.

The representations and warranties in this Section 3.14 are the sole representations and warranties of the Company in respect of Taxes.

Section 3.16   Environmental Matters.  Each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all Environmental Permits.  None of the Company or any of its Subsidiaries has received during the past two (2) years any written communication from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any material liability under any Environmental Law or is not in material compliance with any Environmental Law.

Section 3.17   Material Contracts. Except as set forth in Schedule 3.17, neither the Company nor any of its Subsidiaries is a party to:

           (a) any Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

 (b) any Contract relating to or evidencing Indebtedness;

 (c) any redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes registration rights, voting arrangements, operating covenants or similar provisions;

 (d) any pension, profit sharing, retirement or equity incentive plans;

 (e) any joint venture or partnership agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by the Company with any other Person;

 (f) any employment Contract that involves payment of severance in excess of $50,000, except as required by applicable Law;

 (g) any Contract relating to settlement of any administrative or judicial proceedings within the past two (2) years;

 (h) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company;

 (i) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $50,000 over the current Contract term or (B) has a term greater than one year and cannot be cancelled by the Company without penalty or further payment and without more than 90 days’ notice.

    Each Contract set forth on Schedule 3.17 (collectively, the “Material Contracts”) is in full force and effect and is the legal, valid and binding obligation of the Company or the Subsidiary party to such Material Contract, as applicable, enforceable against the Company or such Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).  There exists no material default under any Material Contract by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto.  The Company has made available or delivered to the Acquiror true and complete copies of all written Material Contracts.

Section 3.18   Material Customers.  Schedule 3.18 sets forth a list of each customer that purchased products or services from the Company at any time during calendar year 2011 which represented in excess of five percent (5%) of the Company’s revenues for such period (each, a “Material Customer”), together with a list of all ongoing projects for each such Material Customer.  Except as set forth in Schedule 3.18, the Company has no Knowledge of any written communication received within the past year from a Material Customer expressing a threat or intent to cancel, terminate or materially reduce such customer’s utilization of the Company’s services or such Material Customer’s spending levels in respect of the projects required to be disclosed on Schedule 3.18.

Section 3.19   Affiliate Interests and Transactions.

 (a) Except as set forth in Schedule 3.19, no Affiliate of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no other Related Party of the Company or any of its Subsidiaries has any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries.

 (b) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, any Related Party of the Company or any of its Subsidiaries.  Since the Base Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Escrow Agreement.

Section 3.20   Insurance.  A true and complete copy of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy, together with a list of each claim made pursuant to such policies (or predecessor policies) in the last three (3) years, have previously been provided or made available to the Acquiror.  All such policies are in full force and effect, and all premiums with respect thereto have been paid to the extent due.  No written notice of cancellation, termination or reduction of coverage has been received by the Company or any of its Subsidiaries with respect to any such policy.

Section 3.21   Brokers.  Except as set forth in Schedule 3.21, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.22   Bank Accounts; Powers of Attorney.  The Company has previously provided or made available to the Acquiror a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries, copies of which have been furnished to the Acquiror.

Section 3.23   Warranties.  Section 3.23 sets forth a complete list of (a) all forms of material warranties used by the Company or any of its Subsidiaries, (b) any material outstanding warranties not substantially in the form(s) provided for pursuant to the preceding subclause (a), and (c) each claim in excess of $50,000 under the product and service warranties or guaranties provided by the Company or its Subsidiaries (i) pending or, to the Knowledge of the Company, threatened or (ii) made since January 1, 2009.  Each material product currently designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company or any of its Subsidiaries performs in all material respects in accordance with its documented specifications and as the Company or any of its Subsidiaries has warranted to its customers.

Section 3.24   No Additional Representations.  Except for the representations and warranties contained in this ARTICLE III, none of the Company, any Securityholder or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, any of its Subsidiaries or any Securityholder, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Acquiror (and any information, documents or material made available to Acquiror in a data room established in connection with the transactions contemplated hereby, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company and its Subsidiaries, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND MERGER SUB

The Acquiror and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1     Organization.  Each of the Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2     Authority.  Each of the Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, in the case of Acquiror, the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Acquiror and Merger Sub of this Agreement and, in the case of Acquiror, the Escrow Agreement and the consummation by the Acquiror and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of the Acquiror and Merger Sub and by the Acquiror as the sole stockholder of Merger Sub.  No other corporate proceedings on the part of the Acquiror or Merger Sub are necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon Acquiror’s execution of the Escrow Agreement will have been, duly and validly executed and delivered by the Acquiror and/or Merger Sub, as applicable.  This Agreement constitutes, and upon Acquiror’s execution of the Escrow Agreement will constitute, the legal, valid and binding obligations of the Acquiror and/or Merger Sub, as applicable, enforceable against the Acquiror and/or Merger Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3     No Conflict; Required Filings and Consents.

 (a) The execution, delivery and performance by the Acquiror and Merger Sub of this Agreement and, in the case of the Acquiror, the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
              (i) conflict with or violate the certificate of incorporation or bylaws of the Acquiror or Merger Sub;

              (ii) conflict with or violate any Law applicable to the Acquiror or Merger Sub or by which any property or asset of the Acquiror or Merger Sub is bound or affected; or

              (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Acquiror or Merger Sub is a party or by which the Acquiror or Merger Sub or any of their respective properties, assets or rights are bound or affected;

except in the case of clauses (ii) and (iii), as to matters that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror or Merger Sub to perform its obligations under this Agreement or, in the case of Acquiror, the Escrow Agreement.

 (b) Neither the Acquiror nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Merger Sub of this Agreement and the Escrow Agreement to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4     Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror or Merger Sub.

Section 4.5     Litigation.  There is no Action pending against or, to the knowledge of the Acquiror, threatened in writing against or affecting Acquiror before any court of arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.6     Financing. The Acquiror and Merger Sub have sufficient currently-available funds on hand to consummate the Merger and perform all of their respective obligations under this Agreement, including, without limitation, to pay the Merger Consideration.

Section 4.7     Formation and Ownership of Merger Sub; No Prior Activities.

 (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Acquiror free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Acquiror’s voting rights, charges and other encumbrances of any nature whatsoever.

 (b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.8     Inspection; No Other Representations.

 (a) The Acquiror is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder.  The Acquiror has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

 (b) Without limiting the generality of the foregoing, the Acquiror acknowledges that (i) neither the Company nor any Securityholder makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to the Acquiror of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Surviving Corporation and its Subsidiaries or the future business and operations of the Surviving Corporation or any of its Subsidiaries or (B) any other information or documents made available to the Acquiror or its counsel, accountants or advisors with respect to the Company, its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement, and (ii) the Acquiror has not relied and will not rely upon any of the information described in subclauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the transactions contemplated hereby or any other information, representation or warranty except those representations or warranties set forth in ARTICLE III and ARTICLE IV hereof in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE V
COVENANTS

Section 5.1     Conduct of the Business.  Except as set forth on Schedule 5.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company and its Subsidiaries shall operate in the ordinary course of business consistent with past practice, and shall not, without the consent of Acquiror (which shall not unreasonably be withheld or delayed):

 (a) effect, or permit to occur, a change in the condition, assets or business of the Company, except such changes that do not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

 (b) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

 (c) effect a reclassification, combination, split, subdivision or redemption, or purchase, directly or indirectly, any of the Company’s capital stock, except for the repurchase of Company capital stock from employees at cost issued under the Company Equity Incentive Plans;

 (d) acquire any corporation, partnership, limited liability company or other business organization or any assets having a value in excess of $100,000 or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

 (e) increase, outside of the ordinary course of business, the compensation, rate of pay or bonus eligibility of, or benefits made available under any Employee Program maintained by the Company or its Subsidiaries to, any employee of the Company or any of its Subsidiaries;

 (f) commence or settle any Action;

 (g) incur any Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances to any Person (other than advancement of expenses to employees in the ordinary course of business), other than in the ordinary course of business consistent with past practice;

 (h) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or

 (i) agree, whether in writing or otherwise, to do any of the actions set forth in the foregoing Section 5.1(a) through (h).

Section 5.2     No Solicitations.

 (a) Except as otherwise provided herein, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any Acquisition Proposal (as defined below).

 (b) Subject to Section 5.2(d) and Section 5.2(e), the Company will not, and will take such action as is necessary to ensure that its directors, officers, employees, advisors, representatives, agents or other Affiliates do not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Proposal, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing.

 (c) The Company shall, and shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than the Acquiror and Merger Sub) conducted heretofore with respect to any of the foregoing.  The Company agrees not to release any third party from the confidentiality provisions of any agreement to which the Company is a party.

 (d) Notwithstanding anything to the contrary in this Section 5.2, if, prior to obtaining the Requisite Stockholder Consent, the Company Board receives a bona fide written Acquisition Proposal from any Person, which Acquisition Proposal did not result from any breach of this Section 5.2 by the Company or its directors, officers, employees, advisors, representatives, agents or other Affiliates, then the Company may, pursuant to a confidentiality agreement with provisions relating to confidentiality that are no less favorable to the Company than the provisions of the confidentiality agreement between the Acquiror and the Company (it being understood that such confidentiality agreement shall contain provisions that expressly permit the Company to comply with the terms of this Agreement, including this Section 5.2) (an “Acceptable Confidentiality Agreement”), furnish proprietary information to the Person making such Acquisition Proposal, provided that such information either has been provided to Acquiror or is promptly (and in any event within 24 hours of furnishing such information) provided to Acquiror, and, following the execution of such Acceptable Confidentiality Agreement, afford access to the properties, books, records, and personnel of the Company or any of its Subsidiaries to, and enter into discussions or negotiations with, such Person in connection with an Acquisition Proposal; provided, however, that prior to taking any of the foregoing actions, (i) the Company Board has determined in good faith (after consultation with its financial and legal advisors and after taking into consideration any revised offers or proposals submitted by Acquiror) that such Acquisition Proposal is, or could reasonably be likely to lead to the delivery of, a Superior Proposal, and (ii) the Company Board has determined in good faith (after consultation with its legal advisors) that failure to take such action would violate the directors’ fiduciary duties under applicable Law.

 (e) The Company will notify Acquiror promptly (but in no event later than 48 hours) after receipt by the Company or its Subsidiaries (or any of their respective directors, officers, employees, advisors, representatives, agents or other Affiliates) of any Acquisition Proposal or any request (other than in the ordinary course of business and not related to an Acquisition Proposal) for proprietary information relating to the Company or any of its Subsidiaries or for access to the properties, books, or records of the Company or any of its Subsidiaries by any Person whom the Company knows to be considering making, or has made, an Acquisition Proposal.  In such notice, the Company shall identify the material terms of any such Acquisition Proposal or request, including identifying the party making such Acquisition Proposal and including copies of all relevant documents or communications provided to the Company by such party that relate to the terms of the Acquisition Proposal or request.  The Company will keep Acquiror reasonably informed, on a prompt basis, of the status of any such Acquisition Proposal or request (including the material terms and conditions thereof and any modifications thereto).  The Company shall provide Acquiror with at least 48 hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal.

 (f) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (A) any direct or indirect acquisition or purchase of more than 10% of the capital stock of the Company or all or substantially all of assets of the Company, (B) any merger, consolidation or other business combination relating to the Company or (C) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company (each, an “Acquisition Transaction”); and (ii) “Superior Proposal” means any Acquisition Proposal, which, in the good faith determination of the Company Board, taking into consideration the various legal, financial, and regulatory aspects of such Acquisition Transaction and the Person or group making the proposal or proposals for such Acquisition Transaction (A) if accepted, is reasonably likely to be consummated and (B) if consummated, would result in a transaction that is more favorable from a financial point of view to the Stockholders than the Merger.

Section 5.3     Public Announcements.  Each of the parties shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the Acquiror and the Securityholder Representative, except as may be required by applicable Law or listing agreement with or listing rule of a national securities exchange or trading market or inter-dealer quotation system (in which case, prior to making such disclosure, the disclosing party will (i) deliver a draft of such press release or public statement to each other party, and shall give each other party reasonable opportunity (but in no event less than forty-eight (48) hours) to comment thereon prior to such disclosure and (ii) consider in good faith the reasonable comments of such other party).  Notwithstanding anything herein to the contrary, following the announcement of the Merger by the parties, the Securityholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Securityholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

Section 5.4     Indemnification.

 (a) From and after the Effective Time, Acquiror and the Surviving Corporation shall, to the fullest extent permitted under Delaware Law, indemnify and hold harmless the present and the Insured Parties against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation based on the fact that such individual is or was a director or officer of the Company and arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including the transactions contemplated hereby) (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Insured Party to the fullest extent permitted under Delaware Law, upon receipt from the Insured Party for whom expenses are paid of any undertaking to repay such amounts required under Delaware Law).

In the event of any such claim, action, suit, proceeding or investigation, (i) Acquiror and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Insured Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) Acquiror and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Acquiror nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that neither Acquiror nor the Surviving Corporation shall be obligated pursuant to this Section 5.4 to pay the fees and expenses of more than one counsel for all Insured Parties in any single action unless a conflict of interest precludes the effective representation of more than one Insured Party with respect to the applicable claim, action, suit, proceeding or investigation.  The Acquiror and the Surviving Corporation hereby acknowledge that present and former directors and officers of the Company and its Subsidiaries (each, an “Insured Party”) may have certain rights to indemnification, advancement of expenses and/or insurance.  From and after the Effective Time, the Acquiror and the Surviving Corporation hereby agree that they are the indemnitors of first resort (i.e., their obligations to the Insured Parties are primary and any obligation of any secondary indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Insured Parties are secondary).

 (b) Prior to the Effective Time, after consultation with the Acquiror, the Company shall obtain directors’ and officers’ liability insurance coverage (at Acquiror’s sole expense) for the Company’s directors and officers which shall provide such directors and officers with coverage for six (6) years following the Effective Time of at least $5,000,000, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail”).  The Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to refrain from taking any act that would cause such coverage to cease to remain in full force and effect.

 (c) Each Insured Party to whom this Section 5.4 applies shall be third party beneficiaries of this Section 5.4.  The provisions of this Section 5.4 are intended to be for the benefit of each Insured Party and his heirs.  The obligations under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any such Insured Party without his written consent.

 (d) In the event the Acquiror or the Surviving Corporation or any of their respective Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Acquiror or the Surviving Corporation or any of their respective Subsidiaries assume the obligations set forth in this Section 5.4.

Section 5.5     Employment Benefits.  As of and subsequent to the Effective Time, the Acquiror shall, or shall cause the Surviving Corporation and/or the appropriate Subsidiaries of the Acquiror to: (i) assume the employment agreements under which each Covered Employee that resides in a jurisdiction outside of the United States may be a party (pursuant to the Merger or otherwise), and the Acquiror, the Surviving Corporation and/or the appropriate Subsidiaries shall have the same rights as the Company under such agreements; (ii) provide employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue to be employed by the Acquiror, the Surviving Corporation and/or its Subsidiaries on and after the Effective Time (the “Covered Employees”) with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan, or for any purpose under any equity plan, arrangement or grant), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by the Acquiror or the Surviving Corporation and/or their Subsidiaries in which Covered Employees are eligible to participate (the “Acquiror Plans”) for all periods of employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time, and with the Acquiror, the Surviving Corporation and any of their Subsidiaries or Affiliates on and after the Effective Time; (iii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Acquiror Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time; and (iv) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Acquiror or the Surviving Corporation) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in any Acquiror Plan).  Nothing in this Agreement shall be construed to prevent the Surviving Corporation, the Acquiror or any of its Subsidiaries from terminating the employment of any Covered Employee at any time after the Effective Time for any reason or no reason at all (except to the extent so limited or restricted pursuant to the terms of any employment agreement, offer letter, similar agreement with any Covered Employee or Applicable Law).  No provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Surviving Corporation, the Acquiror or any of its Subsidiaries to amend, modify or terminate any such employee benefit plan.

Section 5.6     Conflicts and Privilege.  It is acknowledged by each of the parties hereto that the Securityholder Representative may retain Goodwin Procter  LLP, existing special counsel to the Company (“Counsel”) to act as its counsel in connection with the transactions contemplated hereby.  Acquiror and Merger Sub hereby agree that, in the event that a dispute arises after the Closing between Acquiror and Merger Sub and the Securityholder Representative, Counsel may represent the Securityholder Representative in such dispute even though the interests of the Securityholder Representative may be directly adverse to Acquiror, Merger Sub or the Company, and even though Counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, Merger Sub or the Company.  Acquiror and Merger Sub further agree that, as to all communications among Counsel, the Company and the Securityholder Representative that relate in any way to the transactions contemplated by this Agreement, the attorney or client privilege and the expectation of client confidence belongs to the Securityholder Representative and may be controlled by the Securityholder Representative and shall not pass to or be claimed by Acquiror, Merger Sub or the Company.  Notwithstanding the foregoing, in the event that a dispute arises between Acquiror, Merger Sub or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Securityholder Representative.

Section 5.7     Stockholder Approval.  As soon as practicable following the execution of this Agreement, and in any event by 2:00 p.m., Eastern time on the fourth (4th) Business Day after the date hereof (the “Outside Date”), the Company shall obtain the consent to the Merger Agreement from (i) the holders of at least ninety-five percent (95%) of the outstanding Company Stock (voting together on an as-converted to Company Common Stock basis), (ii) the employees of the Company as of the date hereof holding at least ninety percent (90%) of the outstanding Company Stock (voting together on an as-converted to Company Common Stock basis) held by all such employees and (iii) a Senior Preferred Supermajority (the “Requisite Stockholder Consent”).

Section 5.8     Non-Consenting Stockholders.  No later than ten (10) days after the Effective Time, the Surviving Corporation shall send (or cause to be sent), pursuant to Sections 228 and 262(d) of Delaware Law, a written notice to all Stockholders that did not execute the written consent evidencing the Requisite Stockholder Consent (i) informing them that this Agreement was adopted and approved by the holders of Company Stock and that appraisal rights are available for their shares of Company Stock pursuant to Section 262 of Delaware Law (which notice shall include a copy of such Section 262), and (ii) providing all information relating to the Merger as required pursuant to such Section 262.  Acquiror shall promptly inform the Securityholder Representative of the date on which such notice was sent; provided, that the Surviving Corporation shall not send the notice contemplated by this Section 5.8 prior to providing the Securityholder Representative and its legal counsel a reasonable opportunity to review and comment on such notice; provided further, that the Securityholder Representative shall provide or cause to be provided its comments to Acquiror and the Surviving Corporation as promptly as reasonably practicable (and in any event no later than two (2) days) after such notice is transmitted to the Securityholder Representative for its review.

ARTICLE VI
TAX MATTERS

Section 6.1     Cooperation in Tax Matters.  The Securityholder Representative agrees to furnish or cause to be furnished to the Acquiror, upon reasonable request, as promptly as practicable, such information in its possession and assistance relating to the Company as is reasonably necessary for the filing of all Tax Returns of or with respect to the Company for any period (or portion thereof) ending on or prior to the Closing Date, the preparation for any audit by any taxing authority with respect to such period, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return of or with respect to the Company with respect to such period.  The Acquiror and the Securityholder Representative shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to the Company.

Section 6.2     Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Tax refund or a Tax based on or measured by income or receipts of the Company for the portion of the Straddle Period that relates to a pre-Closing period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of Tax refunds of other Taxes of the Company for a Straddle Period that relates to the pre-Closing portion of such Straddle Period shall be deemed to be the amount of such Tax refund for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 6.3     Tax Contests.  Following the Closing, Acquiror shall provide the Securityholder Representative with prompt notice of any written inquiries by any taxing authority relating to any audit, litigation or other proceeding in connection with respect to Taxes and Tax Returns of the Company and its Subsidiaries pursuant to which the Acquiror could be entitled to an indemnity payment pursuant to Article VIII or any dispute relating to any Tax refund to which the Securityholders are entitled under this Agreement (each, a “Seller Tax Contest”) within ten (10) business days of the receipt of such inquiries.  The Acquiror shall keep the Securityholder Representative reasonably informed of the details and status of any Seller Tax Contest and shall provide it with reasonable access to the documents and correspondence prepared in connection therewith, and will provide that the Securityholder Representative may participate, through representatives reasonably acceptable to the Acquiror, in any proceedings related to a Seller Tax Contest.  The Acquiror shall give due regard to any comments that the Securityholder Representative has with respect to any Seller Tax Contest and shall not settle or compromise any Seller Tax Contest without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), unless the Acquiror irrevocably waives its right to indemnification with respect to such Seller Tax Contest.

Section 6.4     Responsibility for Filing Tax Returns. Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date which are due after the Closing Date and for all Straddle Periods (“Pre-Closing Tax Returns”).  Unless otherwise required by Law, Acquiror shall (i) prepare all such Pre-Closing Tax Returns consistent with past practices, except as required by Law (ii) provide such Pre-Closing Tax Returns to the Securityholder Representative for its review and comment as soon as reasonably practicable and not later than forty-five (45) days prior to the due date for filing such Pre-Closing Tax Returns (including extensions), and (iii) make all such changes as are reasonably requested by the Securityholder Representative pursuant to the preceding clause (ii), provided that the Acquiror shall not be required to make any such changes if, in its reasonable determination, such changes (or the position entailed by such changes) would not be “more likely than not” to be sustained or if Acquiror would be required to put a reserve on its books with respect to such position under United States generally accepted accounting principles.

Section 6.5     Amended Tax Returns.  None of the Acquiror, Merger Sub, the Company or any of their Affiliates shall amend any Tax Returns of the Company that have been filed as of the Closing Date or take any other action with respect to a taxable period that could give rise to an Acquiror Indemnification Claim pursuant to Article VIII without the prior written consent of the Securityholder Representative, which consent shall not be unreasonably conditioned, delayed or withheld.

Section 6.6     Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be the liability of and be borne equally by the Securityholders and the Acquiror.

Section 6.7     Refunds.  Any refund of Taxes (less the costs incurred in receiving such refund) actually and finally received by Acquiror or the Surviving Corporation or its Subsidiaries that relate to Taxes of the Company for periods or portions thereof ending on or before the Closing Date shall be for the account of the Securityholders, and the Acquiror shall pay over to the Escrow Agent, for distribution to the Stockholders and Warrantholder pursuant to the Paying Agent Agreement, and to the Surviving Corporation, for distribution to the Optionholders, any such Tax refund (less the costs incurred in receiving such refund), and provided that such refund is not attributable to items of income or deduction that arose post-Closing.

Section 6.8     No Section 338 Election.  None of the Acquiror, Merger Sub, the Company or any of their Affiliates shall make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 7.1     General Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

     (a) No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Escrow Agreement.

         (b) Approval of Stockholders.  The Requisite Stockholder Consent shall have been validly obtained under Delaware Law and the Company’s certificate of incorporation and bylaws.

         (c) Legal Proceedings.  No Action by or before any Governmental Authority shall be pending that is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

Section 7.2     Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Company in its sole discretion:

 (a) Representations, Warranties and Covenants.  (i) Each of the representations and warranties of the Acquiror and Merger Sub contained in this Agreement that is qualified by materiality or material adverse effect shall be true and correct as of the Closing Date as if made at and as of the Closing Date and each of the representations and warranties of the Acquiror and Merger Sub contained in this Agreement that is not so qualified shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date); (ii) the Acquiror and Merger Sub shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; and (iii) the Company shall have received from the Acquiror and Merger Sub a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by duly authorized officers thereof.

 (b) Escrow Agreement.  The Company shall have received an executed counterpart to the Escrow Agreement, signed by each party other than the Company.

 (c) Paying Agent Agreement.  The Company shall have received an executed copy of the Paying Agent Agreement, signed by the Acquiror and the Escrow Agent.

Section 7.3     Conditions to Obligations of the Acquiror and Merger Sub.  The obligations of the Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Acquiror in its sole discretion:

 (a) Representations, Warranties and Covenants.  (i) Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date as if made at and as of the Closing Date and each of the representations and warranties of the Company contained in this Agreement that is not so qualified shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date); (ii) the Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Acquiror shall have received from the Company a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

 (b) Escrow Agreement.  The Acquiror shall have received an executed counterpart to the Escrow Agreement, signed by each party other than the Acquiror.

 (c) Certificate.  The Acquiror shall have received from the Company an affidavit, under penalties of perjury, stating that Company is not a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

 (d) Third Party Consents.  The Company shall have delivered to the Acquiror the consents listed on Schedule 7.3(d), if any.

 (e) Insurance.  The D&O Tail shall have been obtained and shall cover any claims arising on or after the date of this Agreement in respect of the period ending on (and including) the Effective Time.

 (f) Pay-Off Letter.  The Company shall have delivered to the Acquiror a pay-off letter from Silicon Valley Bank in substantially the form attached hereto as Exhibit F (the “Pay-Off Letter”).

 (g) Net Working Capital.  The Estimated Working Capital minus the Transaction Bonuses shall exceed the Target Net Working Capital.

 (h) Paying Agent Agreement.  The Acquiror shall have received an executed copy of the Paying Agent Agreement, signed by the Escrow Agent and the Securityholder Representative.

 (i) No Material Adverse Effect.  Since the date hereof, there shall not have occurred any Material Adverse Effect.

ARTICLE VIII
INDEMNIFICATION

Section 8.1     Survival.  The representations and warranties of the Company, the Acquiror and Merger Sub contained in this Agreement shall survive until the date that is fifteen (15) months after the Closing Date (the “Basic Survival Expiration Date”); provided, however, that the Basic Survival Expiration Date shall not apply to the Excluded Representations, which instead shall survive until the date that is twenty-four (24) months after the Closing Date (the “Extended Survival Expiration Date”).  All of the covenants in this Agreement shall survive in accordance with their respective terms (such survival expiration dates, the “Covenant Survival Expiration Dates;” each of the Covenant Survival Expiration Dates, the Basic Survival Expiration Date and the Extended Survival Expiration Date, a “Survival Expiration Date”).  For the avoidance of doubt, the right of the Acquiror Indemnified Parties to indemnification pursuant to Section 8.2(d) below shall survive until the Extended Survival Expiration Date.

No party shall have any liability whatsoever with respect to any such representations, warranties or covenants unless a claim is made hereunder prior to the applicable Survival Expiration Date, in which case such representation, warranty or covenant shall survive solely as to such claim until such claim has been finally resolved.  It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 8.2     Indemnification in Favor of the Acquiror.  Subject to the provisions of this ARTICLE VIII, after the Closing, the Acquiror Indemnified Parties shall be saved, defended, indemnified and held harmless from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”), first out of the Escrow Fund and thereafter by the Securityholders (severally and not jointly, pro rata in proportion to their respective Escrow Percentages), to the extent such Losses are asserted against, incurred, sustained or suffered by any Acquiror Indemnified Party as a result of, arising out of or relating to:

 (a) any breach of any representation or warranty made by the Company contained in this Agreement;

 (b) any breach of any covenant or agreement by the Company contained in this Agreement;

 (c) any fraud committed by the Company;

 (d) any Action, or threatened Action, by or on behalf of a Securityholder (in its capacity as such) relating to, arising out of, or in connection with the transactions contemplated by this Agreement; and

 (e) the Transaction Bonuses, to the extent such amount did not reduce the Net Merger Consideration at Closing; provided, that, any Losses with respect to Taxes shall be limited to the taxable periods ending on or before the Closing Date, or the portion of the Straddle Period that is allocated to the Securityholders pursuant to Section 6.6.

Section 8.3     Indemnification by the Acquiror.  Subject to the provisions of this ARTICLE VIII, the Acquiror shall save, defend, indemnify and hold harmless the Company Indemnified Parties from and against any and all Losses asserted against, incurred, sustained or suffered by any Company Indemnified Party as a result of, arising out of or relating to:

 (a) any breach of any representation or warranty made by the Acquiror or Merger Sub contained in this Agreement;

 (b) any breach of any covenant or agreement by the Acquiror or Merger Sub contained in this Agreement; and

 (c) any fraud committed by Acquiror or Merger Sub.

Section 8.4     Manner of Indemnification.  To provide a fund against which an Acquiror Indemnified Party may assert claims of indemnification under this ARTICLE VIII (an “Acquiror Indemnification Claim”), the Escrow Amount shall be deposited into escrow pursuant to the Escrow Agreement in accordance with Section 2.9(i).  The Escrow Amount and interest and other earnings payable thereon shall be held and distributed in accordance with this ARTICLE VIII and the Escrow Agreement.  Each Acquiror Indemnification Claim shall be made only in accordance with this ARTICLE VIII and the Escrow Agreement.  An Acquiror Indemnified Party shall seek recourse for Acquiror Indemnification Claims solely against the Escrow Fund, except as expressly provided in Section 8.6(b).  Notwithstanding anything herein to the contrary, (a) Acquiror shall be deemed to have made a claim against the Escrow Fund for an amount equal to the payments due pursuant to the Transaction Bonus Documents upon release of the Escrow Fund in accordance with the provisions thereof as of immediately prior to the deadline for submitting claims in respect of such release, (b) no later than two (2) Business Days thereafter Acquiror shall (or shall cause the Surviving Corporation to) pay the amounts due pursuant to the Transaction Bonus Documents upon such release and (c) Acquiror’s rights to indemnification pursuant to Section 8.2(e) shall terminate concurrently with the final release of the Escrow Fund.

Section 8.5     Third Party Claims.

 (a) In order for an Acquiror Indemnified Party or a Company Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Securityholder Representative, on behalf of the Securityholders, or to the Acquiror, as applicable (the “Indemnifying Party”); provided, however, that no delay or failure on the part of an Indemnified Party in notifying the Securityholder Representative or the Acquiror, as the case may be, shall relieve an Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby prejudiced (and then solely to the extent of such prejudice).

 (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (or, if the Indemnifying Party is the Securityholder Representative, at the expense of the Securityholders (through the Securityholders’ Expense Amount, to the extent available)) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period set forth in this Section 8.5(b), the Indemnified Party shall have the sole right to assume the defense of such Third Party Claim.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense (or, if the Indemnifying Party is the Securityholder Representative, at the expense of the Securityholders (through the Securityholders’ Expense Amount, to the extent available)), cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

 (c) To the extent this Section 8.5 is inconsistent with Section 6.3, Section 6.3 shall control.

Section 8.6     Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

 (a) An Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or (b) or Section 8.3(a) or (b), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party exceeds $200,000 (the “Threshold”), in which case the Indemnifying Party shall be liable only for the Losses in excess of the Threshold.

 (b) The maximum aggregate amount for which the Acquiror Indemnified Parties may be indemnified pursuant to this ARTICLE VIII shall not exceed: (i) for all indemnifiable Losses pursuant to Section 8.2(a), Section 8.2(b) and Section 8.2(e), other than in respect of breaches of Excluded Representations, $3,500,000; (ii) for all indemnifiable Losses pursuant to Section 8.2(d), $4,250,000 minus any amounts distributed from the Escrow Fund (other than in respect of an indemnifiable Loss pursuant to Section 8.2(d)), whether such amounts are distributed to the Securityholders or an Acquiror Indemnified Party, (iii) for breaches of the representations and warranties set forth in Section 3.15, $9,750,000 minus any amounts distributed from the Escrow Fund (other than in respect of a breach of a representation or warranty set forth in Section 3.15), whether such amounts are distributed to the Securityholders or an Acquiror Indemnified Party and (iv) for breaches of Excluded Representations (other than those set forth in Section 3.15) and for indemnifiable Losses pursuant to Section 8.2(c), (A) the Aggregate Upfront Merger Consideration plus the Escrow Amount minus (B) any amounts distributed from the Escrow Fund (other than in respect of a breach of an Excluded Representation (excluding those set forth in Section 3.15) or pursuant to Section 8.2(c)) to an Acquiror Indemnified Party.  In no event shall any Securityholder have liability pursuant to this Agreement in excess of the proceeds received by such Securityholder under this Agreement, other than to the extent such Securityholder had an interest in proceeds from the Escrow Fund released to the Acquiror Indemnified Parties.

 (c) To the extent that the Acquiror Indemnified Parties are entitled to indemnification for any Losses in respect of a breach of an Excluded Representation or pursuant to Section 8.2(c), (i) the Acquiror Indemnified Parties must first exhaust the Escrow Fund before pursuing any Securityholder directly and (ii) the Securityholders shall be liable on a several, but not joint, basis based on their respective Escrow Percentages.  For the avoidance of doubt, in no event shall the Securityholders be required to make payments to the Acquiror Indemnified Parties (excluding amounts released from the Escrow Fund to an Acquiror Indemnified Party) in excess of (A) for breaches of the representations and warranties set forth in Section 3.14, $6,250,000 and (B) for breaches of all other Excluded Representations and for indemnification pursuant to Section 8.2(c), the Aggregate Upfront Merger Consideration minus any amounts actually paid by the Securityholders (excluding amounts released from the Escrow Fund to an Acquiror Indemnified Party) in respect of a breach of a representation or warranty set forth in Section 3.14.

 (d) No Indemnified Party may make a claim for indemnification under Section 8.2 or Section 8.3, as the case may be, for breach by the Indemnifying Party of a particular representation, warranty or covenant after the expiration of the survival period thereof specified in Section 8.1.

 (e) No Indemnified Parties shall be entitled to indemnification for any Losses resulting from a breach of any of the representations, warranties and covenants set forth in this Agreement to the extent that such Indemnified Parties have failed to first use commercially reasonable efforts to recover any Losses by exhausting any available remedies against insurers or other third parties with respect to any contractual rights to indemnification, reimbursement, offset or recovery against such third parties existing as of the Closing Date.  Any amounts received from such insurers or such other third parties shall reduce the amount of Losses for determining the amount of the indemnity obligation under this ARTICLE VIII.  The amount of any indemnification payable under this Section 8.6 shall be reduced by any tax benefit realized by the Indemnified Parties arising from the incurrence or payment of any Losses.

 (f) To the extent that the Transaction Bonus payable pursuant to the Retention Agreement is reduced in respect of Losses incurred by an Acquiror Indemnified Party, the Losses for which the Acquiror Indemnified Parties are entitled to indemnification under this ARTICLE VIII shall be correspondingly reduced.

 (g) No Indemnified Parties shall have the right to be indemnified for any Losses to the extent they are in the nature of consequential, incidental, indirect, punitive, special or exemplary damages or lost profits (in each case, except to the extent such damages are recovered by a third party against an Indemnified Party); provided, however, that the foregoing shall not limit any Indemnified Parties’ right to indemnification pursuant to this Agreement for any Losses that are in the nature of diminution in value damages.

 (h) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

 (i) Any Loss for which any Indemnified Party is entitled to indemnification under this Section 8.6 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

 (j) No Indemnified Party shall be entitled to indemnification under this Section 8.6 or make a claim for Losses with respect to any claim by a third party, including any Governmental Authority, if such third party claim was instigated or encouraged by the actions of such Indemnified Party or any of its Affiliates or representatives after the Effective Time.

 (k) No Acquiror Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from a breach of any representation, warranty, covenant or agreement set forth herein (and the amount of any Losses incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) if the subject of such breach is included in the calculation of the Closing Working Capital and/or Transaction Expenses.

 (l) Each Indemnified Party shall take all commercially reasonable measures to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses.

Section 8.7     Exclusive Remedy.  The parties agree that (a) from and after the Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this ARTICLE VIII, except for (i) the determination of the Closing Working Capital, which shall be governed by Section 2.15 and (ii) as set forth in Section 2.12(d) with respect to the Securityholder Representative, and (b) except as expressly provided in Section 8.6(c), the Escrow Fund shall be the sole and exclusive remedy for the Acquiror Indemnification Claims.

Section 8.8     Tax Treatment of Indemnity Payments.  The parties hereto and each Indemnified Party and Indemnifying Party agree to treat any indemnity payment made pursuant to this ARTICLE VIII as an adjustment to the Merger Consideration for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE IX
TERMINATION

Section 9.1     Termination.

 (a) This Agreement shall terminate automatically, and the Merger shall be abandoned, if:

              (i) prior to receipt of the Requisite Stockholder Consent, the Company Board authorizes the Company, in compliance with the terms of this Agreement (including Section 5.2), to enter into a binding definitive agreement in respect of a Superior Proposal; or

              (ii) the Requisite Stockholder Consent is not obtained on or before the Outside Date.

 (b) This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

              (i) by mutual written consent of Acquiror and the Company;

              (ii) by Acquiror or the Company if the Closing does not occur on or before February 14, 2012; provided, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

The party desiring to terminate this Agreement pursuant to clause (ii) of this Section 9.1(b) shall give written notice of such termination to the other parties hereto and such termination shall be effective upon delivery of such notice.

Section 9.2     Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, the Company, Merger Sub, the Securityholder Representative or the Securityholders, or their respective officers, directors, stockholders, Affiliates or representatives, as applicable; provided, however, that the provisions of this Section 9.2 and ARTICLE X hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 9.2.

ARTICLE X
GENERAL PROVISIONS

Section 10.1   Fees and Expenses.  All fees and expenses incurred in connection with or related to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that Acquiror shall pay the cost of acquiring the D&O Tail pursuant to Section 5.4(b) and such cost shall not be a Transaction Expense hereunder.

Section 10.2   Amendment and Modification.  This Agreement may be amended, modified or supplemented in writing by the Company and the Acquiror at any time prior to the Closing; provided, that any amendment effected subsequent to the Requisite Stockholder Consent shall be subject to any restrictions contained in Delaware Law.  After the Closing Date, this Agreement may be amended, modified or supplemented in writing by the Acquiror and the Securityholder Representative.

Section 10.3   Extension.  At any time prior to the Effective Time, the parties, by action taken in writing, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.

Section 10.4   Waiver.  At any time prior to the Effective Time, the Company and the Acquiror may (and, at any time after the Effective Time, the Acquiror and the Securityholder Representative may), by action taken in writing, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Subject to Section 8.7, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.5   Notices.  All notices demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

 (a) if to the Acquiror, Merger Sub or the Surviving Corporation, to:

Kenexa Corporation
             650 East Swedesford Road
             2nd Floor
             Wayne, PA  19087
             Attention:  Donald F. Volk
             Facsimile:  (610) 971-9181

with a copy (which shall not constitute notice) to:

Kenexa Corporation
             650 East Swedesford Road
             2nd Floor
             Wayne, PA  19087
             Attention:  Theodore J. Collins
             Facsimile:  (610) 971-9181

if to the Securityholder Representative, to:

Shareholder Representative Services LLC
             601 Montgomery Street, Suite 2020
             San Francisco, CA 94111
             Attention:  Managing Director
             Email: deals@shareholderrep.com
Facsimile:  (415) 962-4147
Telephone: (415) 367-9400

with a copy (which shall not constitute notice) to:

Goodwin Procter  LLP
             Exchange Place
             Boston, MA 02109
             Attention:  John J. Egan, Esq.
             Facsimile:  (617) 523-1231

Notices shall be deemed given (a) on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (b) upon machine generated acknowledgement of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day or (c) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day.  Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

Section 10.6   Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.7   Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Escrow Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement, including, without limitation, the letter of intent by and between the Acquiror and the Company dated November 30, 2011.  No party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8   No Third-Party Beneficiaries.  Except as provided in Section 5.4 and ARTICLE VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.9   Choice of Law.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any rules of conflict of laws that would require the application of the law of any other jurisdiction.

Section 10.10  Service of Process.  For purposes of this Agreement, each of the parties hereto hereby consents to service of process each party hereby (i) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with this Section 10.10 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.5, will constitute good and valid service of process in any such legal action, suit or proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 10.11  Specific Performance and Remedies.

 (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, exclusively in the federal or state courts located in Delaware.  The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Company, on the one hand, and to prevent or restrain breaches of this Agreement by Acquiror or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding relating to this Section 10.11, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Section 10.11 in any court other than the aforesaid courts.  For purposes of this Section 10.11, each of the parties hereto hereby consents to service of process in accordance with the terms of Section 10.10 of this Agreement.

Section 10.12  Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Merger Sub), and any such assignment without such prior written consent shall be null and void.  No assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.13  Currency.  All references to “dollars” or “$” or “US$” in this Agreement or the Escrow Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and the Escrow Agreement.

Section 10.14  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15  Waiver of Jury Trial.  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE EQUITY COMMITMENT LETTER AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

Section 10.16  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.17  Facsimile Signature.  This Agreement may be executed by facsimile signature or other electronic transmission and a facsimile signature or other electronic transmission shall constitute an original for all purposes.

Section 10.18  Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.19  No Presumption Against Drafting Party.  Each of the Acquiror, Merger Sub, the Securityholder Representative and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

KENEXA CORPORATION

By:  /s/ Donald F. Volk
Name: Donald F. Volk
Title: Chief Financial Officer

STRIPER MERGER SUB, INC.

By:         /s/ Donald F. Volk
Name: Donald F. Volk
Title: Chief Executive Officers

[Signature Page to Agreement and Plan of Merger]

OUTSTART, INC.

By:         /s/ Massood Zarrabian
Name: Massood Zarrabian
Title:   President

[Signature Page to Agreement and Plan of Merger]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:         /s/ Mark. B Vogel
Name: Mark B. Vogel
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]